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EXHIBIT 10.12


                         PROFESSIONAL SERVICES AGREEMENT

                                     BETWEEN

                                 Telkonet, Inc.

                                       AND

                               Seth D. Blumenfeld

          This AGREEMENT is made and entered into as of the 1st day of July. 2005, by and between Telkonet, Inc. ("Telkonet"), having its principle office at 20374 Seneca Meadows Parkway, Germantown, MD 20876 and Mr. Seth D. Blumenfeld (hereinafter call "Consultant"). a company having their principle place of business at __________________________.

PRELIMINARY STATEMENT
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     1.   Telkonet proposes to use the service of Consultant for such activities as mutually agreed to between the parties.

     2. Consultant, by reason of knowledge, education, and/or experience, is capable of rendering and does desire to render the services as described in paragraph 1 below.

TERMS AND CONDITIONS.
---------------------

     1.   SERVICES TO BE RENDERED

          Consultant shall act as Senior International Advisor to Telkonet reporting directly to Ron Pickett, CEO by providing international business development services and advice of such nature, for such purposes, and at such limes as are mutually agreed upon by the parties. Consultant shall not modify any provisions of this Agreement or any Purchase Order issued try Telkonet without prior written consent of Telkonet.

          Consultant shall render all services as an independent contractor and shall not be Considered and employee of Telkonet for any purpose, including but not limited to eligibility for Telkonet. Any and all insurance that Consultant may desire shall be obtained and provided by Consultant without cost or other obligation to Telkonet.

     2.   TERM





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          The consulting services provided under this Agreement shall be performed, when required by Telkonet, during the period from July 1, 2005 to June 30, 2006. This may be extended annually, if agreed upon by both parties in writing with sixty days notice prior to the expiration date of the than current term. Nevertheless, tile understood and agreed that Telkonet may terminate this Agreement and the consulting services provided hereunder at any time and for any time and for any reason prior to the completion of this term. If Telkonet terminate this Agreement prior to its completion, Telkonet shall be liable for work performed by Consultant prior to the effective date of the termination.

     3.   PAYMENT

          Telkonet shall issue the Consultant 10,000 shares of stock upon the execution of this agreement by both parties. Thereafter, Telkonet will issue 10,000 additional shares of stock per quarter for the initial term (first year) followed by an issuance of 5,000 shares per quarter of Telkonet stock during each successive renewal term(s).

          Additionally, the Consultant will receive a5% commission on international sales contracts generated by the consultant with a minimum of 50% Gross Margin. Gross Margin defined as Gross Revenue less the actual Telkonet product cost and labor directly related to the delivery of the Gross Revenues The commission is payable quarterly based on the collected revenues received by the Company during the quarter. The Consultant, at his election, may receive stock in lieu of cash for the earned commission in the quarter based on the average share price during the quarter. Please refer to Attachment Ass an illustration of the intended economics of this Consulting Agreement This agreement is cancelable at anytime by either party through the end of the current quarter.

     4.   NOTICES

          All notices require or permitted pursuant to this Agreement shall be deemed given if and when personally delivered in writing to the party or its designated agent or representative, or if and when mailed by United States Mail, registered or certified mail, return receipt request, postage prepaid and properly addressed. All notices shall be address:

          To: Telkonet, Inc.  20374 Seneca Meadows Parkway, Germantown, MD 20878

          Attention           Ron Pickett, Chief Executive Officer

          To Consultant:      Seth D. Blumenfeld
                              ________________________
                              ________________________



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          Attention           Seth D. Blumenfeld

          Each party may specify a different address for receipt of such notices by giving the other party at feast fifteen (15) days written notice thereof.

     5.   INDEMNIFICATION

          Consultant shall defend, indemnify and hold harmless Telkonet, its officers, employees, and agents, from any and all damage, losses, obligations, facilities, claims deficiencies, casts, and expenses of every nature and kind incurred by Telkonet that are in whole or in part cause by or alleged to be caused by acts or omissions of Consultant, its officers, employees, agents, subcontractors, and lower-tier subcontractors arising out of or relation to Consultant's work under this Agreement

     6.   LAWS AND REGULATIONS

          Consultant shall comply with all applicable federal, state, and local laws and regulations and all applicable orders and regulations of the executive and other departments, agencies, and instrumentalities of the United States. Consultant shall further comply with Telkonet policies that may be in effect during the term of the Agreement and which are incorporated by reference as though fully set forth herein. Consultant shall indemnify Telkonet in accordance with paragraph 6 for any and all damages, losses, obligations, liabilities, claims, deficiencies, Costs, and expenses that may result from Consultant's breach of this paragraph.

     7.   APPLICABLE TAXES

          All taxes applicable to any amounts paid by Telkonet to the Consultant under this Agreement will be the Consultant's liability and Telkonet shall not withhold nor pay any amounts for federal, state, or municipal income tax, social security, unemployment or workers compensation. The tax identification number for Consultant is
          _____________.

     8.   CONFIDENTIAL AND PROPRIETARY INFORMATION

          Consultant may not use non-public, confidential, proprietary, or trade secret information obtained from or furnished by Telkonet for any purpose other than providing services required under this Agreement. Consultant will not duplicate, disclose, or divulge such information without the express prior written consent of Telkonet. Information need not be marked to be considered non-public, confidential, proprietary, or trade secret information.

          Consultant agrees to take reasonable steps to prevent the unauthorized disclosure of such information, including but not limited to initiating and pursuing court



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          proceedings seeking to prevent unauthorized disclosure by Consultants officers, employees, agents, subcontractors, or lower-tier subcontractors. Consultant shall return to Telkonet all documents comprising, reflecting, or relating to such non-public, confidential, proprietary. or trade secret information, including any such documents developed or prepared by Consultant, promptly upon completion of services required under the Purchase Order or termination of this Agreement, whichever is earlier.

     9.   DATA AND COPYRIGHTS

          All data developed, prepared, or originated by Consultant in the performance of services under this Agreement and all data delivered to Telkonet in connection with the performance of services under this Agreement shall be the exclusive property of Telkonet. Telkonet shall own all copyrights for such data and have the unlimited right to use, reproduce, disclose, publish, translate, or deliver such data in any manner whatsoever and to authorize others to do so without any additional compensation due from Telkonet. Consultant shall not include among data delivered to Telkonet any data that is or will be copyrighted unless Consultant provides Telkonet with the written permission of the copyright holder for Telkonet to use such data in the manners provided in this Agreement without any additional compensation due from which it may be recorded. Data includes but is not limited to technical data, computer software, writings, designs, specifications, Sound recording, video recordings, pictorial reproductions, drawings or other graphic representations, and works of any similar nature.

          Consultant hereby grants Telkonet full and exclusive right, title, and interest throughout the world in all inventions, improvement, or discoveries conceived or made in the performance of services under this Agreement Consultant shall promptly furnish and provide Telkonet with complete information in this regard and shall execute all documents, including assignments in the form specified by Telkonet.

     10.  CONFLICT OF INTEREST

          Consultant represents that it has not been engaged or employed by another company to perform services in connection with or relation to the same requirements that are the subject matter of the prime contract. If Consultant has had access to any non-public, confidential, proprietary, or trade secret information obtained from or furnished by Telkonet with respect to the subject matter of the prime contract, Consultant shall not accept employment with or by any competitor of Telkonet with respect to the subject matter of the prime contract without obtaining written authorization of Telkonet in advance.

     11.  DISPUTES

          Except for disputes relating to paragraphs 9, 11 and 13 of this Agreement, the Parties shall attempt to resolve all disputes relating to the subject matter of this Agreement informally. If Consultant disagrees with a determination made by Telkonet with respect to a




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          dispute subject to this paragraph, Consultant shall reduce disagreement to writing and forward the writing to Telkonet within fifteen (15) days of Telkonet's determination. In the absence of such notice by Consultant, Telkonet determination shall be final and conclusive. If Consultant submits such a notice, Telkonet will have fifteen (15) days to affirm or reconsider its original determination. No court or other action may be initiated relating to a dispute subject to this paragraph unless and until this informal dispute resolution process has been completed.

          Pending a final resolution of any dispute relating to the subject matter of this Agreement, Consultant shall diligently proceed with the performance of this Agreement until Telkonet directs Consultant not to perform.

     12.  SPECIFIC PERFORMANCE

          Consultant acknowledges that a violation of the requirement of paragraphs 9 or 11 of this Agreement would cause irreparable harm and damage to Telkonet, and that the monetary amount of such damages would be impossible to ascertain. Accordingly, Consultant agrees that Telkonet is entitled to specific enforcement of such requirements and Telkonet is entitled to obtain an injunction form any court of competent jurisdiction enjoining and restraining violations of paragraphs 9 or 11. These remedies are in addition to and cumulative with other remedies and damages available to Telkonet. Disputes subject to this paragraph are not subject to the informal resolution requirements in paragraph 12 of this Agreement.

     13.  HEADINGS

          The heading included herein are inserted only for convenience and reference end in no way define, limit, or describe the scope of this Agreement of the intent of any of its provisions.

     14.  APPLICABLE LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     15.  ENTIRE AGREEMENT

          This Agreement supersedes all written or oral agreements, If any. and constitutes the entire Agreement between the parties with respect to this Agreement. This Agreement may be modified only by the express written consent of both Telkonet and Consultant.

     16.  SEVERABILITY




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          If any provision of this Agreement shall be determined to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

     17.  SURVIVAL

          The provisions of paragraphs 6, 9, 10, 11, and 12 shall survive completion or termination of this Agreement.

     18.  EXECUTION OF AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Telkonet, Inc.

Signature:  /s/ Ron Pickett
By: Ron Pickett
Title: Chief Executive Officer
Date: July  20, 2005


CONSULTANT

Signature:  /s/ Seth D. Blumenfeld
By: Seth D. Blumenfeld
Title: Consultant
Date: July  13, 2005